SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STRUCTURED PRODUCTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-3692801

(State of Incorporation or organization)	(IRS Employer Identification No.)

390 Greenwich Street New York, New York	10013

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. [x]

If this form relates to the registration of a class securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to Registered

Corporate-Backed Trust Securities (CorTS®) Certificates, with a principal amount of $10,170,000 (the “Certificates”)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant's Securities to be Registered.

        The description of the Certificates to be registered hereunder is set forth under the captions entitled: “Summary”; “Risk Factors”; “Description of the Certificates”; “Certain ERISA Considerations”; and “Certain Federal Income Tax Considerations” in Registrant’s Prospectus Supplement dated December 15, 2000, as supplemented by Supplement No. 1, dated January 17, 2001, and “Risk Factors” and “Description of Certificates” in Registrant’s Prospectus, dated May 13, 1999, which description is incorporated herein by reference.

Item 2. Exhibits.

              1. Form of the Prospectus Supplement dated December 15, 2000, as supplemented by Supplement No. 1, dated January 17, 2001, which was filed with the Securities and Exchange Commission on March 11, 2003, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

              2. Form of the letter from Structured Products Corp. to U.S. Bank Trust National Association regarding conveyance of Additional Term Assets.

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SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STRUCTURED PRODUCTS CORP.

Date: March 11, 2003

By: /s/ Matthew R. Mayers Authorized Signatory

January 17, 2001

U.S. Bank Trust National Association,
     as Trustee
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Corporate Trust

         This letter agreement (this “Letter Agreement”) is being made and delivered to you in connection with the deposit in the Trust of $10,170,000 8.205% Capital Securities issued by Aon Capital A due January 1, 2027 (the “Additional Term Assets”). In accordance with Section 5 of the CorTS® Supplement 2000-1, dated as of December 15, 2000 (the “Trust Agreement”), between you and the undersigned, the undersigned does hereby sell, transfer, assign, set over and otherwise convey to you on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Additional Term Assets. The Additional Term Assets shall constitute Term Assets (as defined in the Trust Agreement). You hereby agree to pay the purchase price for the Additional Term Assets by paying to, or at the direction of, the undersigned an amount equal to $9,646,245 plus accrued interest thereon to the date of purchase.

         In addition, the Trust Agreement is hereby amended to increase the principal amount of the Credit Event Payment Amount (as defined in the Trust Agreement) from $600,000 to $803,400. This increase in the Credit Event Payment Amount to which the undersigned may be entitled pursuant to Section 10(m) of the Trust Agreement shall constitute the balance of the purchase price for the Additional Term Assets.

         This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its choice of law doctrine). This Letter Agreement may be executed in one or more counterparts and when each party hereto has executed at least one counterpart, this Letter Agreement shall become binding on all parties and such counterparts shall be deemed to be one and the same document. This Letter Agreement is intended to supplement the Trust Agreement, and to the extent that there is any inconsistency between the terms of this Letter Agreement and the Trust Agreement, the terms of this Letter Agreement shall govern. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in the Trust Agreement.

STRUCTURED PRODUCTS CORP.

By: Authorized Signatory